EXHIBIT 99.1

NEXSTAR MEDIA GROUP EXTENDS EMPLOYMENT AGREEMENT OF

CHIEF EXECUTIVE OFFICER, PERRY A. SOOK, THROUGH MARCH 2026

Sook-led Nexstar Has Delivered Total Shareholder

Returns of Over 1,800% Over the Last Ten Years

IRVING, Texas (August 1, 2022) – Nexstar Media Group, Inc. (the “Company”) (Nasdaq: NXST), announced today that its Board of Directors has extended the employment agreement of Chief Executive Officer, Perry A. Sook, through March 31, 2026. In addition to his responsibilities as Chief Executive Officer, Mr. Sook also serves as the Company’s Chairman and he remains a top shareholder of the Company.

Mr. Sook founded Nexstar Media Group in 1996 and has served as Chief Executive Officer since that time. During his tenure, Mr. Sook has spearheaded the Company’s transformative growth. Today, Nexstar is a leading diversified media company and America’s largest local broadcasting group, with annual revenue rising from approximately $87 million at the time of the November 2003 initial public offering, to over $4.6 billion in 2021.

Nexstar’s consistent growth, financial outperformance, operating execution and record of value creation under Mr. Sook’s leadership have enabled Nexstar to become one of the best performing stocks of the past ten years. With total shareholder returns of more than 1,800% through 2021 year-end, Nexstar has outperformed the S&P 500, Comcast, Paramount, Disney, Google, Apple and Amazon.

Dennis Miller, Chairman of Nexstar’s Board of Directors Compensation Committee, commented, “Given his long-term record of accomplishments, we are delighted to extend Perry’s employment agreement. He is rightfully recognized as the industry’s most effective leader and innovator, and his vision, commitment and team-building have driven Nexstar’s exceptional record of operating execution, consistent financial growth and the enhancement of shareholder value, while positioning the Company to aggressively compete in the ever-changing media environment. On behalf of the entire Board of Directors, we are grateful for Perry’s contributions and look forward to the continued benefit of his vision and dedication to the company’s viewers, advertising clients, team members, shareholders and other stakeholders.”

About Nexstar Media Group, Inc.

Nexstar Media Group, Inc. (NASDAQ: NXST) is a leading diversified media company that produces and distributes engaging local and national news, sports and entertainment content, including 290,000 hours of original video content each year. Nexstar owns America’s largest local broadcasting group comprised of top network affiliates, with 200 owned or partner stations in 116 U.S. markets reaching 212 million people. Nexstar’s television assets also include NewsNation, America’s fastest-growing national news and entertainment cable network reaching 75 million television homes, popular entertainment multicast networks Antenna TV and Rewind TV, and a 31.3% ownership stake in TV Food Network. The Company’s portfolio of digital assets, including The Hill and BestReviews, are collectively a Top 10 U.S. digital news and information property. In addition to delivering exceptional content and service to our communities, Nexstar provides premium multiplatform advertising opportunities at scale for businesses and brands seeking to leverage the strong consumer engagement of our compelling content offering. For more information, please visit www.nexstar.tv

Forward-Looking Statements

This communication includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions. For these statements, Nexstar claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this communication, concerning, among other things, future financial performance, including changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, the ability to service and refinance our outstanding debt, successful integration of acquired television stations and digital businesses (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Nexstar undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this communication might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see Nexstar’s other filings with the Securities and Exchange Commission.

Investor Contacts:

Lee Ann Gliha

Executive Vice President and Chief Financial Officer

Nexstar Media Group, Inc.

972/373-8800

Joseph Jaffoni or Jennifer Neuman

JCIR

212/835-8500 or nxst@jcir.com

Media Contact:

Gary Weitman

EVP and Chief Communications Officer

972/373-8800

gweitman@nexstar.tv

# # #